                                                                    EXHIBIT 99.1


                                    EXHIBIT 1

                             Joint Filing Agreement

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the "Act"), the undersigned hereby agree to file jointly the Statement on
Schedule 13G with respect to the securities of Cabela's Incorporated, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Act. It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate. It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto. In evidence thereof, the undersigned hereby execute this agreement as of the 8th day of February, 2005.



                                       /s/ Michael R. McCarthy
                                       -----------------------------------------
                                       Michael R. McCarthy

                                       McCARTHY GROUP, INC.


                                       By: /s/ Michael R. McCarthy
                                           -------------------------------------
                                           Name:  Michael R. McCarthy
                                           Title: Chairman